EXHIBIT 99.1




FOR IMMEDIATE RELEASE
---------------------



                                                          CONTACT:  Diane Iseman
                                       Vice President - Corporate Communications
                                                                   (316)383-1489
                                                    Diane.Iseman@intrustbank.com


         INTRUST Financial Corp. plans to go private, remain independent

WICHITA, Kan. - 12/11/2002 - The Board of Directors of INTRUST Financial Corp. (OTC Bulletin Board: IFNC) announced today that it has unanimously authorized a "going private" transaction that will allow INTRUST to deregister with the Securities and Exchange Commission (SEC). The Board believes that the cost of being a public company is not justified by the benefits, given the limited trading activity of its securities.

"We believe this transaction will ensure that INTRUST remains independent, which is in the best interests of our customers, employees, and the communities we serve," said Charles Q. "Charlie" Chandler, IV, president, INTRUST Financial Corp.

The proposed transaction is anticipated to reduce the number of shareholders of record to fewer than 300. This transaction, when coupled with the redemption of the 1998 Trust Preferred Securities in the first quarter of 2003, will facilitate the deregistration with the SEC. The transaction will be structured as a cash-out merger with a wholly-owned subsidiary of INTRUST to be formed for this purpose. Under the terms of the proposed transaction, it is anticipated that approximately 6 percent of INTRUST's common stock will be converted into the right to receive cash. Shareholders owning less than 1,000 shares of INTRUST's common stock will be entitled to receive cash of $152 per share for all of their shares. The closing price of INTRUST's common stock on December 9, 2002, the last trading day before this transaction was authorized, was $129.50. Shareholders owning 1,000 shares or more will continue to hold their shares.

Complete transaction details will be found in documents that will soon be filed with the SEC. A final proxy statement will be mailed to each shareholder as soon as it is approved. INTRUST plans to hold a special shareholder meeting and consummate the proposed transaction during the first quarter of 2003; no date has yet been set.

Since 1876, INTRUST has grown to become a leading financial services provider in the Midwest with assets of $2.4 billion. With a long-standing commitment to exceptional service, quality products and cutting-edge technology, INTRUST is the resource for personal and business financial services. INTRUST is convenient, with a nationally recognized Internet banking site (www.intrustbank.com), 42 neighborhood branches in Kansas and Oklahoma, including branches with extended hours inside grocery stores, more than 100 ATMs, and a 24-hour phone bank. INTRUST also offers a wide range of wealth management services, including private trust, brokerage services and employer-sponsored retirement plans.

This press release is only a description of a proposed transaction and is not a solicitation of a proxy or an offer to acquire any shares of common stock. It may contain forward-looking statements that involve assumptions and potential risks and uncertainties. INTRUST's future results could differ materially from those discussed herein. Readers should not place undue reliance on any forward-looking statements, which are applicable only as of the date hereof.

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